NSAR ITEM 77O
                                      2000
                                VK Comstock Fund
                               10f-3 Transactions

  Underwriting #      Underwriting          Purchased From     Amount of shares   % of Underwriting   Date of Purchase
                                                                  Purchased

   1               The Southern Company      Goldman Sachs           397,000              1.588%        12/06/00




Other Participants in the Underwriting for #1
 --------------------------------------------
Goldman Sachs & Co.
Banc of America Securities LLC
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Warburg LLC
ABN AMRO Incorporated
Blaylock & Partners, L.P.
Cazenove Inc.
Chase Securities Inc.
A.G. Edwards & Sons, Inc.
First Union Securities, Inc.
Jackson Securities Incorporated
Edward D. Jones & Co., L.P.
Raymoond James & Associates, Inc.
The William Capital Group, L.P.